Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:	Tim Wesley at (412) 825-1543

Wabtec Management Conducting Internal Investigation

WILMERDING, Pa., March 17, 2006 — Wabtec Corporation (NYSE: WAB) said that in March 2006 management began an internal investigation related to business transactions conducted by a subsidiary, Pioneer Friction Limited, in West Bengal, India. Through an internal compliance review, management discovered that disbursements were made which may be in violation of applicable laws and regulations. Pioneer is a fourth-tier subsidiary of Wabtec; two of the intermediate subsidiaries are Australian companies which are, in turn, owned by a U.S. holding company.

While the transactions are inconsequential and not material to the overall operations of Wabtec, they may result in potential penalties. Management has not concluded its investigation, but has informed Wabtec’s Audit Committee, Board of Directors, and the appropriate authorities. Wabtec has not recorded a reserve related to this matter as of December 31, 2005, because the company’s potential exposure cannot be estimated based on management’s current assessment of the situation.

“We at Wabtec are committed to holding ourselves to the highest standards of ethical and proper business conduct,” said Albert J. Neupaver, the company’s president and chief executive officer. “We have policies and a Code of Conduct in place to define appropriate practices, and we will continue to take these matters very seriously.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry.

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